Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Strong Operating Performance Drives Record Quarterly Net Investment Income and Increased
Second Quarter 2024 Base Distribution to $0.36 per Share

For Immediate Release

NEW YORK, May 9, 2024 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the first quarter ended March 31, 2024 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

CION also announced that, on May 6, 2024, its co-chief executive officers declared a second quarter 2024 base distribution of $0.36 per share, payable on June 17, 2024 to shareholders of record as of June 3, 2024, which is an increase of $0.02 per share, or 5.9%, from the $0.34 per share base distribution paid by the Company during the first quarter of 2024.

FIRST QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended March 31, 2024 were $0.60 per share and $0.12 per share, respectively;

•	Net asset value per share was $16.05 as of March 31, 2024 compared to $16.23 as of December 31, 2023, a decrease of $0.18 per share, or 1.1%. The decrease was primarily due to mark-to-market price declines to the Company’s portfolio during the quarter ended March 31, 2024;

•	As of March 31, 2024, the Company had $1.07 billion of total principal amount of debt outstanding, of which 61% was comprised of senior secured bank debt and 39% was comprised of unsecured debt. The Company’s net debt-to-equity ratio was 1.03x as of March 31, 2024 compared to 1.10x as of December 31, 2023;

•	As of March 31, 2024, the Company had total investments at fair value of $1.74 billion in 109 portfolio companies across 25 industries. The investment portfolio was comprised of 85.8% senior secured loans, including 84.2% in first lien investments;[1]

•	During the quarter, the Company funded new investment commitments of $107 million, funded previously unfunded commitments of $4 million, and had sales and repayments totaling $207 million, resulting in a net decrease to the Company's funded portfolio of $96 million;

•	As of March 31, 2024, investments on non-accrual status amounted to 0.86% and 2.88% of the total investment portfolio at fair value and amortized cost, respectively, compared to 0.89% and 3.47%, respectively, as of December 31, 2023; and

•	During the quarter, the Company repurchased 424,031 shares of its common stock under its 10b5-1 trading plan at an average price of $11.01 per share for a total repurchase amount of $4.7 million. Through March 31, 2024, the Company repurchased a total of 3,197,835 shares of its common stock under its 10b5-1 trading plan at an average price of $9.89 per share for a total repurchase amount of $31.6 million.

DISTRIBUTIONS

•	For the quarter ended March 31, 2024, the Company paid a quarterly base distribution totaling $18.3 million, or $0.34 per share.

Michael A. Reisner, co-Chief Executive Officer of CION, commented:

“We reported another solid quarter this morning, continuing our momentum from 2023. Given our strong distribution coverage and outlook for the long-term earnings power of our portfolio, I am excited to announce an increase to our quarterly base dividend to $0.36 per share, up from $0.34 per share last quarter. The underlying credit performance in our portfolio remained strong, with non-accruals improving to 0.86% of fair value. While these trends reflect the rigor of our underwriting discipline and we are optimistic for continued performance in 2024, we remain conservatively levered on a net basis. As we look at our origination pipeline, we continue to see ample opportunities to deploy capital at attractive spreads to qualified middle market borrowers.”

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data)	March 31, 2024		December 31, 2023
Investment portfolio, at fair value[1]	$1,740,700		$1,840,824
Total debt outstanding[2]	$1,069,844		$1,092,344
Net assets	$863,059		$879,563
Net asset value per share	$16.05		$16.23
Debt-to-equity	1.24	x	1.24	x
Net debt-to-equity	1.03	x	1.10	x

	Three Months Ended
(in thousands, except share and per share data)	March 31, 2024	December 31, 2023
Total investment income	$73,554	$59,999
Total operating expenses and income tax expense	$40,961	$38,241
Net investment income after taxes	$32,593	$21,758
Net realized losses	$(9,736)	$(351)
Net unrealized (losses) gains	$(16,412)	$29,585
Net increase in net assets resulting from operations	$6,445	$50,992

Net investment income per share	$0.60	$0.40
Net realized and unrealized (losses) gains per share	$(0.48)	$0.54
Earnings per share	$0.12	$0.94

Weighted average shares outstanding	53,960,698	54,292,065
Distributions declared per share	$0.34	$0.54

Total investment income for the three months ended March 31, 2024 and December 31, 2023 was $73.6 million and $60.0 million, respectively. The increase in total investment income was primarily driven by additional investment income from origination and restructuring activities and fees received in connection with the repayment of portfolio investments during the three months ended March 31, 2024.

Operating expenses for the three months ended March 31, 2024 and December 31, 2023 were $41.0 million and $38.2 million, respectively. The increase in operating expenses was primarily driven by higher advisory fees due to an increase in total investment income during the quarter ended March 31, 2024 as compared to the quarter ended December 31, 2023.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended March 31, 2024 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type (in thousands)	Amount	Percentage of Total	Amount	Percentage of Total
Senior secured first lien debt	$115,453	92%	$195,541	94%
Senior secured second lien debt	—	—	5	—
Collateralized securities and structured products - equity	—	—	64	—
Unsecured debt	1,096	1%	8,872	4%
Equity	8,645	7%	2,760	2%
Total	$125,194	100%	$207,242	100%

During the three months ended March 31, 2024, new investment commitments were made across 5 new and 7 existing portfolio companies. During the same period, the Company received the full repayment on investments in 7 portfolio companies. As a result, the number of portfolio companies decreased from 111 as of December 31, 2023 to 109 as of March 31, 2024.

PORTFOLIO SUMMARY1

As of March 31, 2024, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type (in thousands)	Amount	Percentage of Total
Senior secured first lien debt	$1,465,051	84.2%
Senior secured second lien debt	28,460	1.6%
Collateralized securities and structured products - equity	1,004	0.1%
Unsecured debt	5,506	0.3%
Equity	240,679	13.8%
Total	$1,740,700	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	March 31, 2024		December 31, 2023
Number of portfolio companies	109		111
Percentage of performing loans bearing a floating rate[3]	92.6%		92.5%
Percentage of performing loans bearing a fixed rate[3]	7.4%		7.5%
Yield on debt and other income producing investments at amortized cost[4]	12.93%		13.41%
Yield on performing loans at amortized cost[4]	13.39%		13.98%
Yield on total investments at amortized cost	11.52%		12.12%
Weighted average leverage (net debt/EBITDA)[5]	4.98	x	5.02	x
Weighted average interest coverage[5]	1.98	x	1.93	x
Median EBITDA[6]	$33.7 million		$33.7 million

As of March 31, 2024, investments on non-accrual status represented 0.86% and 2.88% of the total investment portfolio at fair value and amortized cost, respectively. As of December 31, 2023, investments on non-accrual status represented 0.89% and 3.47% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2024, the Company had $1.07 billion of total principal amount of debt outstanding, comprised of $650 million of outstanding borrowings under its senior secured credit facilities and $420 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 8.4% for the quarter ended March 31, 2024. As of March 31, 2024, the Company had $179 million in cash and short-term investments and $175 million available under its financing arrangements.2

EARNINGS CONFERENCE CALL

CION will host an earnings conference call on Thursday, May 9, 2024 at 11:00 am Eastern Time to discuss its financial results for the first quarter ended March 31, 2024. Please visit the Investor Resources - Events and Presentations section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation First Quarter Conference Call. Domestic callers can access the conference call by dialing (877) 484-6065. International callers can access the conference call by dialing +1 (201) 689-8846. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Events and Presentations section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $9.4 million and $10.6 million as of March 31, 2024 and December 31, 2023, respectively.

3)	The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company and compares that amount to EBITDA (“interest coverage ratio”). The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,541,138 and $1,610,822, respectively)	$1,494,478	$1,570,676
Non-controlled, affiliated investments (amortized cost of $212,966 and $210,103, respectively)	202,915	206,301
Controlled investments (amortized cost of $154,505 and $154,705, respectively)	173,444	177,293
Total investments, at fair value (amortized cost of $1,908,609 and $1,975,630, respectively)	1,870,837	1,954,270
Cash	48,482	8,415
Interest receivable on investments	36,366	36,724
Receivable due on investments sold and repaid	11,452	967
Prepaid expenses and other assets	1,137	1,348
Total assets	$1,968,274	$2,001,724

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $9,388 and $10,643, respectively)	$1,060,455	$1,081,701
Payable for investments purchased	21,041	4,692
Accounts payable and accrued expenses	743	1,036
Interest payable	8,556	10,231
Accrued management fees	6,864	6,893
Accrued subordinated incentive fee on income	6,914	4,615
Accrued administrative services expense	642	2,156
Shareholder distribution payable	—	10,837
Total liabilities	1,105,215	1,122,161

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 53,760,605 and 54,184,636 shares issued, and 53,760,605 and 54,184,636 shares outstanding, respectively	54	54
Capital in excess of par value	1,028,360	1,033,030
Accumulated distributable losses	(165,355)	(153,521)
Total shareholders' equity	863,059	879,563
Total liabilities and shareholders' equity	$1,968,274	$2,001,724
Net asset value per share of common stock at end of period	$16.05	$16.23

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2024	December 31, 2023
	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$55,372	$43,096
Paid-in-kind interest income	7,049	6,581
Fee income	3,873	3,127
Dividend income	—	128
Non-controlled, affiliated investments
Interest income	1,519	1,519
Paid-in-kind interest income	2,482	2,419
Dividend income	27	—
Controlled investments
Interest income	3,232	2,786
Fee income	—	341
Paid-in-kind interest income	—	2
Total investment income	73,554	59,999
Operating expenses
Management fees	6,864	6,893
Administrative services expense	1,092	1,228
Subordinated incentive fee on income	6,914	4,615
General and administrative	1,784	1,422
Interest expense	24,302	24,023
Total operating expenses	40,956	38,181
Net investment income before taxes	32,598	21,818
Income tax expense, including excise tax	5	60
Net investment income after taxes	32,593	21,758
Realized and unrealized (losses) gains
Net realized losses on:
Non-controlled, non-affiliated investments	(9,736)	(351)
Non-controlled, affiliated investments	—	—
Controlled investments	—	—
Net realized losses	(9,736)	(351)
Net change in unrealized (depreciation) appreciation on:
Non-controlled, non-affiliated investments	(6,517)	7,050
Non-controlled, affiliated investments	(6,246)	1,801
Controlled investments	(3,649)	20,734
Net change in unrealized (depreciation) appreciation	(16,412)	29,585
Net realized and unrealized (losses) gains	(26,148)	29,234
Net increase in net assets resulting from operations	$6,445	$50,992
Per share information—basic and diluted
Net increase in net assets per share resulting from operations	$0.12	$0.94
Net investment income per share	$0.60	$0.40
Weighted average shares of common stock outstanding	53,960,698	54,292,065

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $2.0 billion in total assets as of March 31, 2024. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Quarterly Report on Form 10-Q, which CION filed with the SEC on May 9, 2024, as well as CION’s other reports filed with the SEC. A copy of CION’s Quarterly Report on Form 10-Q and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

Charlie Arestia

carestia@cioninvestments.com

(646) 253-8259

James Carbonara

Hayden IR

(646)-755-7412

James@haydenir.com